EXHIBIT C

STRICTLY PRIVATE AND CONFIDENTIAL

FPLF Management LLC

Fortress Private Lending Fund

1345 Avenue of the Americas
New York, New York 10105

April 1, 2025

AP Fresco Aggregator, L.P.

9 West 57th Street

New York, New York 10019

Re:	Fortress Private Lending Fund

Ladies and Gentlemen:

This letter agreement (this "Letter Agreement") is written in connection with the investments by AP Fresco Aggregator, L.P., a Delaware limited partnership (the "Subscriber"), in Fortress Private Lending Fund, a Delaware statutory trust (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the confidential private placement memorandum of the Company dated February 2025 and/or the Subscriber's Subscription Agreement to acquire common shares of beneficial interest of the Company dated February 14, 2025, as the context requires.

The Subscriber, the Company and FPLF Management LLC (collectively, the "Parties" and each, a "Party"), on behalf of itself and in its capacity as investment adviser to the Company, have agreed as follows:

1.            Voting Rights. In the event the Subscriber owns, controls or holds the power to vote 5% or more of the outstanding Shares of the Company, the Subscriber hereby foregoes and waives any "voting rights" it has in respect of its Shares of the Company to the extent that the "voting rights" of the Subscriber equal or exceed 5% of the "voting rights" of the Shareholders of the Company, and each Party hereby agrees that such portion of the Shares of the Subscriber subject to such waiver shall automatically, and without any further action required by any party, be deemed a non-voting interest. For purposes of this Letter Agreement, "voting rights" shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term "voting security" under the 1940 Act by the SEC or its staff, but for the avoidance of doubt, matters that are presented to the Subscriber in connection with voting and consent rights afforded to the shareholders of the Company under the operative documents of the Company that do not constitute "voting rights" under the 1940 Act shall not be subject to the provisions of this paragraph.

2.             Miscellaneous. This Letter Agreement shall be construed in accordance with the Subscription Agreement and the Company Documents and is binding on and enforceable against the Parties notwithstanding any contrary provisions in the Subscription Agreement. In the event of a conflict between the provisions of this Letter Agreement, on the one hand, and any Company Document or the Subscription Agreement, on the other hand, the provisions of this Letter Agreement shall control with respect to the Parties. No consents, waivers, approvals under or amendments to this Letter Agreement shall be effective unless agreed to in writing by the Parties. This Letter Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement (including any claim based upon, arising out of or related to any representation, warranty or covenant made in or in connection with this Letter Agreement or as an inducement to enter into this Letter Agreement), is made pursuant to and shall be governed by, and enforced in accordance with, the laws of the State of New York (without giving effect to any choice of law or conflict of law rules or provisions that would result in the application of the laws of any other jurisdiction), without regard to conflict of law principles. The provisions of this Letter Agreement (a) shall be of no further force or effect with respect to the Subscriber if the Subscriber ceases to be a Shareholder and (b) with respect to the Adviser's obligations in respect of the Company, shall be of no further force or effect against the Adviser or its Affiliates in the event that the Adviser or any of its Affiliates cease to serve as the investment adviser to the Company. This Letter Agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or by electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed original counterpart to this Letter Agreement. The rights and obligations arising under this Letter Agreement may not be assigned by the Subscriber without the prior written consent of the Adviser. Except as expressly set forth in this Letter Agreement, the provisions of the Subscription Agreement shall continue to apply in full to the Subscriber.

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IN WITNESS WHEREOF, this Letter Agreement has been executed and delivered by the Parties as of the date first written above.

FPLF Management LLC

/s/ David Sims
Name: David Sims
Title: Assistant Secretary

Fortress Private Lending Fund

/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[Signature Page to the Letter Agreement]

Accepted and agreed as of the date first written above.

AP Fresco Aggregator, L.P.

By: AP Fresco Aggregator GP, LLC, its general partner

By: Apollo Principal Holdings B, L.P., its sole member

By: Apollo Principal Holdings B GP, LLC, its general partner

/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

[Signature Page to the Letter Agreement]